Exhibit 16.1

February 18, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated February 18, 2022, of Scopus BioPharma Inc. and Subsidiaries and agree with the statements contained in paragraphs 1, 2, 3 and 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ CITRIN COOPERMAN & COMPANY, LLP